Exhibit 99.2

Mueller Water Products, Inc.

First Quarter 2010

Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Thank you for joining us today as we discuss Mueller Water Products’ results for the 2010 first quarter. We issued our press release reporting results of operations for the quarter ended December 31, 2009 yesterday afternoon. We also issued a press release this morning regarding the closure of U.S. Pipe’s North Birmingham plant and will be discussing this announcement in more detail later in the call. Copies of both press releases are available on our Web site.

Mueller Water Products had approximately 154.3 million shares outstanding at December 31, 2009.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

We reference certain non-GAAP financial measures in our press release and on this call, including internal measurements we use to show the differences from prior periods. These non-GAAP measures derive from GAAP financial measures and are provided because they are used by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. These non-GAAP measures have limitations, and reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release. This morning, we will refer to adjusted net loss, adjusted EPS, adjusted income (loss) from operations and adjusted EBITDA, all of which exclude impairment and restructuring charges. We will also refer to free cash flow.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks in future tense or containing words such as “expect,” “believe,” “anticipate,” “indicate” and “project” or similar words derived from those words constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2009 for a discussion of these risks.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the Investor Relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

The slides related to this morning’s call are available to help illustrate the quarter’s results. In addition, we will file a copy of our prepared remarks on Form 8-K.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the first quarter of fiscal 2010. I’ll begin today with a brief overview of the quarter. Evan Hart will then provide a detailed financial report, after which I’ll update you on key drivers influencing our business, our outlook for the second quarter and second half of the fiscal year, and the actions we continue to take to strengthen our position in the marketplace. We will then open up the call for your questions.

During the first quarter, we continued to see positive signs – particularly at Mueller Co. – relative to repair and replacement spending in the municipal market. Volume increased on a year-over-year basis for our core Mueller Co. products: hydrants, iron gate valves and brass service products. We also saw the benefits of positive operating leverage on a year-over-year basis resulting in incremental margin improvement.

We have not yet experienced a corresponding pick-up in shipment volume at U.S. Pipe, which is a more project-oriented business.

Quote activity in our water infrastructure businesses increased in the first quarter year-over-year with a growing percentage of the quotes attributable to ARRA projects. For example, the tonnage quoted at U.S. Pipe for ARRA projects more than doubled from fourth quarter 2009 to first quarter 2010.

Based on our quotation activity for stimulus-related and other projects in the first quarter, we expect shipment volume at U.S. Pipe to increase year-over-year in the second half of the year as more project-related activity begins construction. ARRA generally requires that projects receiving stimulus funding be contracted by mid-February 2010, although none of the projects are required to be completed this year. As a result, we believe that once contracts are signed for stimulus projects, attention may turn to other projects that had previously been put on hold.

Demand for Anvil products continues to be impacted by the fall-off in non-residential construction spending. While there are signs that the rate of decline is slowing, we will continue to face very challenging market conditions throughout the year.

Strong free cash flow generation of $51.4 million in the first quarter and proceeds from our divestitures enabled us to repay $40 million of our term debt in January. Since January 31, 2009, we have used cash from operations, divestitures and our September 2009 equity offering to repay $392 million of debt or 36% of our total debt.

We are encouraged as we continue to see positive signs of year-over-year improvements relative to our water infrastructure market. As previously indicated, however, we don’t expect to see the impact of these developments until the construction season begins in the second half of our fiscal year. Furthermore, while we expect to see year-over-year improvements, we believe the overall recovery will be slow.

I’ll now turn the call over to Evan Hart who will discuss our financial results for the quarter.

Evan Hart – Financial Summary

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance.

Consolidated net sales of $313.1 million for the 2010 first quarter decreased $54.6 million year-over-year from $367.7 million for the 2009 first quarter. Net sales decreased primarily due to lower shipment volumes of $38.7 million. Higher shipment volumes at Mueller Co. were more than offset by shipment volume declines at U.S. Pipe and Anvil. Lower pricing of $22.3 million primarily at U.S. Pipe also contributed to the decline in net sales. Favorable changes in Canadian currency exchange rates increased net sales by $6.4 million.

Gross profit of $55.9 million in the 2010 first quarter decreased $19.1 million, compared to $75.0 million in the 2009 first quarter. Gross margin of 17.9% compared to 20.4% in the prior year period. Gross profit decreased $22.3 million due to lower sales pricing primarily at U.S. Pipe, $22.5 million due to under-absorbed overhead from lower production and $10.9 million due to lower shipment volumes. Gross profit declines were partially offset by lower raw material costs of $25.5 million primarily at U.S. Pipe and manufacturing cost savings of $12.4 million across all three of our business units.

Adjusted income from operations for the quarter of $0.7 million decreased $12.0 million from $12.7 million in the prior year period. Results were negatively impacted by $22.3 million of lower sales pricing, $22.5 million of under-absorbed overhead from lower production and $10.9 million due to lower shipment volumes. The quarter’s results were positively impacted by $25.5 million of lower raw material costs, $12.4 million of manufacturing cost savings and $7.1 million of lower selling, general and administrative expenses.

Selling, general and administrative expenses of $55.2 million in the 2010 first quarter compare with $62.3 million in the 2009 first quarter. This decline resulted primarily from personnel-related expenses, including headcount reductions, lower commissions as a result of lower net sales and lower incentive compensation. Additionally, first quarter 2009 included professional fees of $1.2 million associated with the conversion of our Series B common stock.

First quarter 2010 adjusted income from operations and adjusted EBITDA margins of 0.2% and 6.9%, respectively, compare with the 2009 first quarter adjusted operating income margin of 3.5% and adjusted EBITDA margin of 9.7%.

Net interest expense of $16.8 million decreased $0.5 million from the 2009 first quarter. The decrease was due to lower debt levels during the 2010 first quarter partially offset by higher interest rates.

Our effective income tax rate for the three months ended December 31, 2009 was 35%.

Adjusted net loss per share of $0.07 in the 2010 first quarter compares to adjusted net loss per share of $0.00 in the 2009 first quarter.

I’ll now move on to segment performance.

Net sales for the Mueller Co. segment of $133.3 million in the 2010 first quarter increased $13.7 million, or 11.5%, from $119.6 million in the prior year quarter. Higher shipment volumes of $13.6 million and favorable Canadian currency exchange rates of $2.2 million were partially offset by $2.1 million of lower sales pricing.

Adjusted income from operations of $16.0 million increased $7.5 million, or 88%, from $8.5 million in the 2009 first quarter and adjusted EBITDA of $28.4 million in the 2010 first quarter increased $7.6 million, or 37%, from $20.8 million in the 2009 first quarter. The increase in adjusted income from operations was due to $4.9 million of higher shipment volumes, $4.9 million of lower raw material costs and $4.4 million of manufacturing cost savings. These items were partially offset by $7.0 million of under-absorbed overhead from lower production.

Year-over-year adjusted operating income margin at Mueller Co. improved to 12.0% from 7.1%.

Net sales for the U.S. Pipe segment of $79.7 million in the 2010 first quarter compare to $115.7 million in the 2009 first quarter. The net sales decrease was attributable to $20.3 million of lower pricing and $15.7 million of lower shipment volumes.

In the 2010 first quarter, adjusted loss from operations was $11.9 million and adjusted EBITDA was a loss of $7.5 million. These results compare to adjusted loss from operations of $6.5 million and adjusted EBITDA loss of $0.4 million in the 2009 first quarter. The 2010 first quarter results were negatively impacted by $20.3 million of lower sales pricing, $8.2 million of under-absorbed overhead from lower production and $4.2 million of lower shipment volumes. These decreases were partially offset by $22.7 million of lower raw material costs and $6.6 million of manufacturing cost savings.

Net sales for the Anvil segment of $100.1 million in the 2010 first quarter compare to $132.4 million in the prior year quarter. Net sales declined due to $36.6 million of lower shipment volumes partially offset by $4.2 million of favorable Canadian currency exchange rates.

Income from operations of $4.5 million and EBITDA of $8.4 million in the 2010 first quarter compare to income from operations of $21.3 million and EBITDA of $25.5 million in the 2009 first quarter. Income from operations decreased due to $11.6 million of lower shipment volumes and $7.3 million of under-absorbed overhead from lower production. These decreases were partially offset by $1.4 million of manufacturing cost savings and $1.5 million in selling, general and administrative expenses.

Free cash flow, which is cash provided by operating activities less capital expenditures, was $51.4 million. This compares to negative free cash flow of $27.9 million for the 2009 first quarter. The free cash flow generated during the quarter was primarily attributable to working capital management, principally due to lower inventories and a refund of federal income taxes.

Net debt, which is total debt less cash, was reduced by $323.8 million over the last year to $613.4 million at December 31, 2009.

Total debt at December 31, 2009 was comprised of $64.5 million of Term A debt bearing interest of LIBOR + 500 basis points; $251.2 million of Term B debt bearing interest of LIBOR + 500 basis points, $420.0 million of senior subordinated notes at a fixed rate of 7 3/8%; and $1.7 million of other.

With our January 2010 debt repayment of $40 million, our scheduled principal repayments remain minimal with $10 million due in each of fiscal 2010 and 2011. Our first significant scheduled debt repayments totaling $47 million occur in fiscal 2012 when our Term A debt matures. From January 31, 2009 through January 31, 2010, we have repaid $392 million of our debt.

At December 31, 2009, our trailing twelve month EBITDA as defined under our credit agreement was $105.3 million.

I’ll now turn the call back to Greg.

Greg Hyland – Final Remarks

Thanks, Evan.

As a general overview, we were pleased with Mueller Co.’s year-over-year shipment volume and operating income margin improvement in the first quarter. Specifically, Mueller Co.’s net sales increased 11.5% year over year and operating income margins increased to 12.0% from 7.1% a year earlier. As expected, U.S. Pipe continued to experience falling prices and volume declines, although we benefited from lower raw material costs and cost savings. Specifically, U.S. Pipe experienced a $20.3 million year-over-year decline in sales pricing in the first quarter.

The continued decline in non-residential construction spending negatively affected Anvil.

We continue to be significantly impacted by under-absorbed overhead on a year-over-year basis, but the year-over-year negative impact of under-absorbed overhead was lower in the first quarter than in the previous three quarters. We benefited from lower raw material costs primarily at U.S. Pipe. We continue to adjust production to end-market demand, and our cost containment actions, both in manufacturing operations and SG&A, resulted in $19.5 million in lower costs in the quarter year-over-year.

Turning now to first quarter results for each of our segments, starting with Mueller Co.

Mueller Co. typically has a seasonal decline in volume in the first quarter versus the fourth quarter. But the seasonal volume decline in the first quarter of fiscal 2010 was much less than it was in fiscal 2009. Volume declined about 20% in the first quarter of 2010 sequentially, half of the approximate 40% volume decline we experienced in the first quarter of 2009. We believe this is attributable to both the increase in maintenance and repair activity as well as the inventory reductions in the channel that were taking place last year, which were mostly completed by the end of our second quarter 2009.

Shipment volumes of iron gate valves and hydrants increased about 13% while shipment volumes of brass products increased around 25% in the first quarter year-over-year. Pricing of valves, hydrants and brass products has remained relatively stable, and we have maintained our market share.

Additionally, we benefited from the cost reductions we implemented throughout fiscal 2009.

Turning to U.S. Pipe’s first quarter results…

Shipment volumes of ductile iron pipe decreased 5% in the first quarter versus the prior year period. We mentioned on last quarter’s call that we anticipate pricing for ductile iron pipe to continue to deteriorate. During the first quarter, the average price-per-ton decreased about 4% from the fourth quarter and about 26% year-over-year.

Year-over-year, U.S. Pipe benefited from lower raw material costs and cost savings.

Anvil does not experience the same seasonality as our other businesses.

With regard to Anvil’s first quarter results, the continued year-over-year decline due to the downturn in the non-residential construction market was expected. As a reminder, given where our products are used in the construction cycle, we did not begin to feel the effects of the downturn in non-residential construction until the second quarter of fiscal 2009. In fact, first quarter 2009 was one of Anvil’s strongest quarters.

Reduced production in response to the ongoing downturn in non-residential construction contributed to Anvil’s higher under-absorbed overhead in the first quarter compared to the prior year period.

Anvil continued to benefit from cost-reduction initiatives, including both SG&A and production cost savings in the first quarter.

We recently completed two strategic divestitures of non-core assets that we announced in the first quarter. First, we sold certain assets of Picoma, Anvil’s electrical fittings business, in exchange for cash and certain assets of Seminole Tubular Products, a mechanical fittings business.

In January 2010, we sold Anvil’s Mueller Flow Control business to the Deschênes Group Inc. Mueller Flow Control was a wholesale distributor of pipe, valves and fittings, as well as waterworks, HVAC, fire protection and piping component products in Canada. We retained Anvil’s other Canadian operations. We believe that Anvil’s strength as a manufacturer and Deschênes’ strength as a distributor complement one another and that this transaction allows us to focus on our core manufacturing and sourcing operations.

We have also entered into a three-and-a-half year supply agreement with Deschênes under which Deschênes will purchase at least a specified amount of products manufactured by Anvil.

Mueller Flow Control had net sales of approximately $107 million in fiscal 2009. We believe the net sales impact of these two divestitures, the acquisition of certain assets of Seminole Tubular Products and the supply agreement, based on certain purchase level assumptions, would have been about $100 million in fiscal 2009, and the impact on operating profit would have been immaterial to the Company in fiscal 2009.

With these divestitures, we were able to generate cash, reduce debt, exit non-core businesses and, with the acquisition of certain assets of Seminole Tubular Products, enhance our overall product offerings.

Now let’s turn to our second quarter and full year outlook…

We expect Mueller Co. to continue experiencing year-over-year volume improvement in the second quarter due to maintenance and repair activity. Also, we are no longer seeing the distributor inventory reductions that we did last year.

Pricing for our valves and hydrants has been stable, as we have held on to most of our realized 2008 price increases. We recently announced a 7% price increase on Mueller Co. valves and hydrants, effective January 24th. We don’t expect to see much benefit from this price increase in the second quarter.

We expect Mueller Co. to benefit from lower raw material costs and additional cost savings in the second quarter year-over-year. We are making additional development investments that will enhance and broaden our product line and technology to better serve our customers over the long term. These investments will increase our SG&A cost. We will have greater under-absorbed overhead costs on a year-over-year basis due to lower production during the first quarter. As a result of these factors, we expect to achieve higher adjusted income from operations and margins year-over-year in the second quarter of 2010. On a sequential basis, we expect Mueller Co.’s adjusted income from operations and margins to be down in the second quarter due to higher under-absorbed overhead and SG&A costs.

Now let’s look at Mueller Co. for the second half of 2010. Although maintenance and repair activity has picked up over the last several quarters, we have not seen a pick-up in work associated with major projects. We believe we could see a year-over-year increase in the second half of fiscal 2010 driven by stimulus spending as well.

Stimulus package funds for drinking water projects are very slowly working their way into the marketplace. We understand that the complexity of the stimulus bill and the documentation required to obtain funds are contributing to the delay in getting funds into the market. Municipalities are also waiting to begin projects until the construction season begins.

When we look at our quote activity, we see positive signs that stimulus funded projects could be coming. For example, Mueller Co. ARRA-related quotes represented about 25% of total quotes issued in the first quarter, compared to only 9% of total quotes in the fourth quarter. Therefore, we expect municipal spending on water infrastructure to increase on a year-over-year basis in the second half of fiscal 2010 primarily driven by stimulus spending and increasing repair and replacement activity.

Distributors had essentially completed their inventory reduction programs by the end of the second quarter of 2009, and have been maintaining their inventory at the reduced levels.

As we said last quarter, we do not expect to see an increase in demand from the residential construction market in fiscal 2010. We believe housing starts hit bottom in second quarter of fiscal 2009, and we have not had any meaningful shipments to the residential construction markets since then.

We expect the cost of raw materials to continue to rise throughout the year, but we believe the recently announced price increase will at least offset those higher costs.

We reduced inventory during fiscal 2009, as we aggressively cut back production and also experienced reduced demand versus the prior year. Consequently, we had substantial under-absorbed overhead flowing through the cost of sales in the third and fourth quarters. Therefore, when we get into the second half of fiscal 2010, we expect to see positive year-over-year overhead absorption.

We will continue to reduce inventory in 2010, but we expect these reductions to occur through process improvements to increase inventory turns rather than through dramatic cutbacks in production.

In summary, our outlook for Mueller Co.’s second half of fiscal 2010 has not changed materially since last quarter.

Turning now to the second quarter and full year outlook for U.S. Pipe…

U.S. Pipe’s shipment volume during the second quarter is expected to be roughly comparable to the first quarter, because we don’t expect project activity, which is a primary driver of demand for ductile iron pipe, to pick up until the second half of the year.

Ductile iron pipe pricing continued to deteriorate in the first quarter. The average price-per-ton for ductile iron pipe decreased about 4% in the first quarter from the fourth quarter and was down about 26% from the first quarter of fiscal 2009. First quarter 2010 average price-per-ton was also 20% lower than the second quarter 2009 average price-per-ton. Based on our January orders, we anticipate that overall pricing in the second quarter will not substantially improve from the levels we saw in the first quarter.

On both a year-over-year and sequential basis, we expect raw material prices flowing through cost of goods sold to be essentially flat in the second quarter.

U.S. Pipe’s results during the second quarter are typically lower than first quarter due in part to the higher under-absorbed overhead on a sequential basis. Production in the first quarter is usually reduced due to both lower seasonal demand and December plant closures. We expect costs associated with under-absorbed overhead to be a primary factor on a sequential basis for U.S. Pipe’s second quarter 2010.

We will continue to see a year-over-year benefit from the carryover of cost reduction actions taken in fiscal 2009.

Given these factors, we expect U.S. Pipe’s operating loss in the second quarter to be greater both sequentially and on a year-over-year basis.

Looking to U.S. Pipe’s second half of 2010...

Overall tonnage quote activity at U.S. Pipe increased significantly in the first quarter on a year-over-year and sequential basis. Further, quotation activity at U.S. Pipe for stimulus-related projects again picked up sequentially. For example, at U.S. Pipe, stimulus-related quotes increased approximately 140% from fourth quarter to first quarter and represented approximately 33% of all quotes in the first quarter.

As discussed earlier, demand for U.S. Pipe’s products tends to be driven more by major project spending than by routine maintenance activity. Consequently, we expect U.S. Pipe to have a meaningful pick-up in volume on a year-over-year basis when the construction season starts during the second half of our fiscal year.

Pipe pricing peaked in the first quarter of fiscal 2009 and steadily declined throughout the year. As a result, we expect to have easier pricing comparisons on a year-over-year basis in the second half of 2010.

In January, we saw the price that we pay for scrap steel go up, which will flow through cost of goods sold in the second half of our fiscal year. If scrap steel prices continue to increase, we intend to offset higher raw material costs with higher pricing.

On a year-over-year basis, we expect production in the second half of fiscal 2010 to be greater than in the second half of fiscal 2009. Therefore, we expect to benefit from positive year-over-year overhead absorption later in our fiscal year.

We expect to see significant year-over-year improvement in our financial performance in the second half of fiscal 2010. However, we believe lower under-absorbed overhead costs associated with higher production, higher shipment volumes and the further cost reductions that we expect to benefit from in the second half of the year may not be sufficient to fully offset the costs associated with the under-utilization of U.S. Pipe’s manufacturing capacity. This could result in U.S. Pipe continuing to experience an operating loss in the second half of fiscal 2010.

The biggest issues impacting the financial performance of U.S. Pipe today continue to be the level of market demand and our capacity utilization. We project that the run rate of industry shipments for fiscal 2010 will be down 45% to 50% from shipment volumes in 2005 and 2006. In order to get U.S. Pipe’s capacity more in line with expected demand, this morning we issued a press release announcing that we are closing U.S. Pipe’s North Birmingham plant. Approximately 260 positions will be eliminated as a result of this closure. We expect this closure to be completed by the end of March 2010.

As you know, three years ago we made the decision to invest in state-of-the-art automated ductile iron pipe manufacturing processes. We began production using this new manufacturing technology in September 2008 and the productivity levels have exceeded our expectations. As a result, we are able to take the action that we announced this morning confident that we will have sufficient capacity to meet any foreseeable increases in demand, and can efficiently increase capacity in the future as necessary at our state-of-the-art facility.

In connection with this plant closure, the Company expects to record a restructuring charge of approximately $15 million, most of which will be taken in the second quarter of fiscal 2010. This charge is comprised of approximately $6 million of asset write-offs and $9 million of cash costs, including severance and other costs associated with the closing. Incremental cash operating expenses of approximately $2 million associated with the restructuring are expected to be incurred primarily in the second half of fiscal 2010. Savings on an annualized basis are projected to be in the range of $20 million to $25 million. In fiscal 2010, we expect net savings of approximately $6 million to $8 million, including the estimated $2 million incremental cash operating expenses.

Further, we can readily accommodate increased future demand by efficiently adding new capacity to the automated processes.

Looking at expectations for Anvil…

We expect Anvil’s income from operations for the second quarter of 2010 to be roughly comparable to the first quarter. As a reminder, Anvil’s business is not subject to seasonality, and its revenue will be lower as a result of the recent divestitures.

We believe non-residential construction spending will be down on a year-over-year basis. Industry forecasts continue to project a 16% decline in non-residential construction spending for the 2010 calendar year.

Anvil has held on to most of its realized 2008 price increases.

In the first quarter of 2010, Anvil announced a 5% price increase on its domestically produced iron mechanical and fire protection fittings. We will not be able to quantify the benefit from this price increase until the second half of the year.

We believe Anvil will continue to be adversely affected by the downturn in non-residential construction spending in the second half of fiscal 2010, resulting in volume declines. We expect the price increases announced during the first quarter to at least cover any increases in raw material costs. We also expect to see year-over-year benefits from the cost reduction actions previously implemented and ongoing savings.

In summary, we expect second quarter adjusted income from operations at Mueller Co. to improve year-over-year but down on a sequential basis. At U.S. Pipe, we expect adjusted loss from operations to worsen significantly year-over-year due to the previously discussed drop-off in pricing without a commensurate change in raw material costs. Sequentially, we expect U.S. Pipe’s adjusted loss from operations to worsen due to under-absorbed overhead associated with the typical production drop in the first quarter. Finally, we expect Anvil’s income from operations to be down substantially year-over-year and to be comparable to first quarter 2010.

Other key variables for fiscal 2010 are: corporate spending is estimated to be between $33 and $36 million; and net interest expense is estimated to be within the range of $65 to $68 million. Our effective income tax rate is expected to be between 35% and 38%. Capital expenditures are expected to be $45 to $50 million.

We remain focused on generating positive free cash flow, reducing our debt and managing controllable expenses while maintaining our quality, best-in-class product positions, the reputation of our brands and service to our customers. We expect to generate positive free cash flow for the full year, although due to the seasonality of our business, some quarters – in particular second quarter – can have negative free cash flow.

As a reminder, the prepared remarks from this morning’s call are being filed on Form 8-K. With that, I’ll open it up for questions.

Greg Hyland (Closing)

Okay, with that we will conclude our call. Thank you for your continued interest in Mueller Water Products.